Media Release

26 April 2007

Chief Risk Officer

Westpac Banking Corporation’s Chief Executive Officer, David Morgan, today announced a change to his executive team.

Following Rob Whitfield’s decision to move to part-time employment, Andrew Carriline will act in the Chief Risk Officer’s role.

Mr Carriline will report to David Morgan while Westpac conducts a search for a permanent replacement.

Mr Carriline joined Westpac in 1996 from legal firm Freehills. He has held a variety of positions at Westpac including heading up Risk in both the Institutional Bank and Business & Technology Solutions & Services.

Mr Whitfield had indicated that he wanted to reduce his work commitments while ensuring a smooth transition of his management responsibilities.

Dr Morgan thanked Mr Whitfield for his significant contribution to the executive team and looked forward to continuing to work with him in his new role.

These changes will take effect on 26 April 2007.

Ends.

For Further Information

David Lording

Media Relations

Westpac Banking Corporation

Ph: 8253 3510